Exhibit 99.2

InteliData Technologies Corporation Adopts Stockholder
Rights Plan

HERNDON, Va., Jan. 22 - InteliData Technologies Corp. INTD today announced that its Board of Directors has adopted a Stockholder Rights Plan. The rights are designed to assure that all the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics to gain control of the Company without paying all stockholders a control premium.

     Commenting on the rights plan, InteliData's Chairman of the Board William F. Gorog said, "The board of directors is not aware of any effort, hostile or otherwise, to acquire control of the Company. The board believes that the rights plan represents a sound and reasonable means of safeguarding the interests of stockholders while seeking to ensure that stockholders realize the long-term value of their investment. The rights plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the board prior to a takeover attempt."

     The rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group becomes an "acquiring person" (as defined below).
Details of the new rights plan will be outlined in a letter to be mailed to stockholders.

     Terms of the rights plan provide for a dividend distribution of one right for each share of common stock to holders of record at the close of business on February 6, 1998. Shareholders will be able to exercise the rights only in the event, with certain exceptions, an acquiring party accumulates 20 percent or more of InteliData's voting stock, or if a party (an acquiring person) announces an offer to acquire 20 percent or more without prior approval of the InteliData Board of Directors. The rights will expire on January 21, 2008. Each right initially will entitle the holder to buy one one-thousandth of a share of a new series of preferred stock at a price of $13.

     In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either InteliData stock or shares in an acquiring person at half of market value. Further, at any time after a person or group acquires 20 percent or more of the Company's outstanding voting stock, the board of directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person, which will become void) for shares of the Company's common stock on a one-for-one basis. The rights will therefore cause substantial dilution to a person or group that acquires 20 percent or more of the Company's common stock on terms not approved by the board.

     InteliData, with headquarters in Herndon, Va., develops and markets interactive products and services for the telecommunications and financial services industries. InteliData's three business divisions include Telecommunications, Interactive Services and Financial Solutions. InteliData is a proven leader in providing turnkey network services subscriber acquisition and management programs to telephone companies and is emerging as a telecommunications solutions provider to the rapidly growing small business market. InteliData also delivers information services to users of smart telephones, digital PCS phones, alphanumeric pagers and personal digital assistants. In addition, the Company is a leader supplier of home banking software with over 20 of the top 100 U.S. financial institutions as customers. SOURCE InteliData Technologies Corporation.